Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Heska Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Heska Corporation Employee Stock Purchase Plan of our report dated March 29, 2004, with respect to the consolidated balance sheets of Heska Corporation and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and related financial schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Heska Corporation and subsidiaries.

Our report also refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 2, to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures. Our report also refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

/s/ KPMG LLP

Denver, Colorado
May 27, 2004